Issuer Free Writing Prospectus
Filed by: ARMOUR Residential REIT, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-11: No. 333-166847

ARMOUR RESIDENTIAL REIT, INC.  CLARIFIES POSITION WITH REGARD TO PRICING PROPOSED OFFERING OF COMMON STOCK

VERO BEACH, FL - - June 10, 2010 - - ARMOUR Residential REIT, Inc.  (OTCBB: AMRR and AMRRW) (“ARMOUR” or the “Company”) today clarified its position that it will not price its proposed underwritten public offering of common stock at a per share price that the Company's board of directors deems unacceptable.

ARMOUR continues its investment and funding operations consistent with the first quarter of 2010. As previously announced, a dividend of $0.40 per common share will be paid on July 29, 2010 to stockholders of record June 3, 2010.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation focused on investing in Agency residential mortgage-backed securities. ARMOUR’s residential mortgage backed securities portfolio consists of hybrid adjustable-rate, adjustable-rate and fixed-rate residential mortgage-backed securities issued or guaranteed by the following U.S. Government-chartered entities: the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Administration, a U.S. Government corporation (more commonly known as Ginnie Mae).

ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC, an entity affiliated with our executive officers.  ARMOUR intends to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission ("SEC").  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the company at the SEC's Internet site at http://www.sec.gov/,  www.armourreit.com  or by directing requests to: ARMOUR Residential REIT, Inc., 956 Beachland Blvd., Suite #11, Vero Beach, Florida 32963, Attention: Investor Relations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jeffrey Zimmer at the telephone number below.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340